Exhibit 99.1 Press Release Dated March 16, 2005

502 – 1978 Vine Street
Vancouver, BC V6K 4S1
Tel: (604) 737 0203

PRESS RELEASE

Garuda Capital Corp. announces restructuring and shareholder update:

VANCOUVER, March 16, 2005 – Garuda Capital Corp. (OTC BB: GRUA) today announced that it has undertaken a comprehensive review of its operations and is undertaking a corporate restructuring. On March 15, 2005 Garuda completed private placements totalling approximately $1,500,000 via the issue of approximately 15,000,000 units at a price of $0.10 each, each consisting of one share of common stock, and a one-half non-transferable warrant, with each one warrant to purchase one share at an exercise price of $0.20 per share, exercisable for a period of two years from the date of issuance.

C. Robin Relph, President of Garuda Capital Corp., reports that the Board of Directors is disappointed in Garuda’s performance to date and is taking immediate steps to rectify the situation and restore shareholder value and confidence in Garuda. To this end, the following update is presented together with actions to be undertaken.

With regard to Garuda’s subsidiaries, Mr. Relph reports the following:

Hagensborg Foods Ltd.

Hagensborg is in the business of manufacturing and marketing gourmet foods, both branded and private label chocolates as well as seafood pates. Following a period of disappointing results and declining sales, most of the senior management of Hagensborg has been replaced. Mr Relph is acting as interim President and Mr. Sonny Ramanaidu has been appointed General Manager. Mr. Ramanaidu has had extensive experience in manufacturing as a Director of Operations and is also a qualified Accountant (CMA) and a Chartered Company Secretary (ACIS). The sales department has been supplemented with two full-time sales representatives. Hagensborg has retained Turner Duckworth, a leading design company with offices in London and San Francisco, to repackage the Hagensborg’s confectionary products.

Natural Program Inc.

Natural Program is in the business of developing and marketing herbal remedies and operates a Chinese herbal pharmacy to dispense high quality Chinese herbs to practitioners and market a wholesale line of herbal remedies under the Natural Program name. Due to the inability of Garuda to capitalize or fund Natural Program, management of Natural Program has been unable to execute its business plan or achieve profitability. As a result, management of Garuda has determined that it would be in the best interests of Garuda to dispose of its interest in Natural Program by issuing shares of Natural Program through a dividend to Garuda shareholders on a pro rata basis.

Future Plans

It is management’s intention to apply for reporting status for Hagensborg and subsequently seek a listing on the OTC Bulletin Board. In order to accomplish this goal, Garuda plans to dividend out its shares of Hagensborg on a pro rata basis to the Garuda shareholders.

About Garuda Capital Corp.

Garuda Capital Corp. is a Vancouver-based management company with the objective to develop businesses by providing missing key ingredients such as management expertise, strategic planning, fund raising capabilities, and an extensive network of international contacts.

For more information please contact:
Garuda Capital Corp., Investor Relations
Robin Relph Phone
604-737-0203

Forward-looking (safe harbour) statement:
Statements in this press release that relate to future results, strategies and events are based on the company’s current expectations. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements. These statements involve risk and uncertainties that could cause actual results to differ materially include, but are not limited to, those detailed in Garuda’s filings with the U.S. Securities and Exchange Commission. Garuda assumes no obligation to update the information in this press release.